Exhibit 99.1

NEWS RELEASE
Turning Point Brands, Inc. announces second quarter and first half 2016 results

LOUISVILLE, Ky. (August 11, 2016) - Turning Point Brands, Inc. (NYSE: TPB), a leading provider of Other Tobacco Products (OTP) through brands such as Stoker’s, Zig-Zag and Primal, today announced financial results for the three and six months ended June 30, 2016.

Second quarter 2016 results at a glance
(all comparisons vs. prior-year quarter)

✓	Net sales increased 7.5% to $51.6 million
✓	Gross profit increased 10.0% to $24.9 million
✓	Gross margin expanded 110 basis points to 48.2% from 47.1%
✓	Net income increased to $0.8 million, versus a net loss of ($1.4) million
✓	Adjusted EBITDA increased to $12.8 million compared to $11.3 million in the second quarter of 2015 (see Schedule A)
✓	Other highlights from the quarter:
•	On May 10, 2016 the company priced its initial public offering (IPO) and began trading on the NYSE under the ticker symbol “TPB” the following day
•	IPO proceeds and related debt-to-equity transactions reduced long-term debt by $95.1 million, improving credit metrics and reducing interest expense

For the six-month period, net sales increased 2.4% over the prior year to $101.4 million and net income rose to $3.0 million from $2.0 million in 2015.

“We're pleased with the overall results from the quarter, which were fueled by the sales performance of tobacco-related products in both our Smokeless and Smoking categories and lower interest expense resulting from the successful completion of our IPO and the related debt-to-equity transactions,” said President and CEO Larry Wexler.

He continued, “As we move forward, our improved capital structure and increased financial flexibility will help drive enhancements in our sales and marketing structure, support initiatives to pursue organic growth in our businesses, and allow us to explore acquisitions in the OTP sector that offer clear synergies and solid growth opportunities.”

Management Observations on the Second Quarter

Smokeless Products Segment (42% of total net sales)

Smokeless Products net sales for the 2016 quarter were $21.7 million or 16.1% higher than the comparable 2015 period. Revenue growth was driven by the ongoing roll-out of Stoker moist snuff tobacco (MST) 1.2oz. cans, driving MST retail penetration, and by pricing in both chewing tobacco and MST. For the quarter, volume increased 10.9% and price/mix accounted for the remainder or 5.2%.

Year over year industry volumes for chewing tobacco declined by approximately 5% in the quarter while MST grew 2%, according to MSAi.1  TPB grew its MSAi share in chewing tobacco and posted double digit volume gains in MST.  During the quarter, TPB’s Smokeless Products inventories at trade increased, driven primarily by successful promotions at an industry trade show.  We estimate that trade inventories at the end of the second quarter 2016 increased by approximately $1.3 million as a result of the aforementioned trade show activity.

Gross profit for the Smokeless segment for the quarter increased 14.5% or $1.4 million to $10.9 million compared to the corresponding period of 2015.  Gross margin was 50.2% of net sales for the current period versus 50.9% with the decrease in margin primarily resulting from a shift in the mix of sales from chewing tobacco to moist snuff tobacco products and introductory discounts associated with the MST expansion.

Smoking Products Segment (52% of total net sales)

For the quarter, net sales of Smoking Products were $26.8 million or 8.8% higher than a year ago.  In the 2016 quarter, continued growth in our Make-Your-Own (MYO) cigar wraps and strong orders in the cigarette papers business contributed to the increase.  Modest initial shipments of Zig-Zag cigars to Canada were also made in support of the launch.  For the quarter, volume increased 5.9% and price/mix accounted for the remainder or 3.0%.

Industry volumes for cigarette papers were up low-single digits and MYO cigar wraps were up mid-single digits, according to MSAi.  Zig-Zag held share in cigarette papers and grew its share in cigar wraps on the continuing rollout of cigarillo sized wraps, according to MSAi.

The quarter’s gross profit for the smoking segment increased $1.7 million or 14.0% to $13.7 million compared with the 2015 quarter.  Gross margin increased to 51.0% of net sales compared with 48.7% in the 2015 period, as the result of favorable mix shifts within the segment as the company remained gross profit focused.

NewGen (New Generation) Products Segment (6% of total net sales)

NewGen Products net sales for the quarter were $3.1 million, a decline of 34.1% versus the year ago period due to the introductions of new products into the marketplace by competitors and other factors, including the continuing but slowing movement of industry vapor volumes away from traditional retail to vape and accessory shops.  For the quarter, volume decreased 20.8% and price/mix accounted for a decrease of 13.4%.

1 Management Science Associates, Inc. (“MSAi”) administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers.

Industry volumes in e-cigarettes grew by double-digit rates, while e-liquids and vaporizers in traditional retail each declined by double digits on a year over year basis, according to MSAi.  From a retail distribution perspective, the number of traditional outlets carrying any industry e-cigarette declined by high-single digits relative to a year ago.  The number of E-liquid and vaporizer traditional retail outlets carrying industry products declined by double digits.

Gross profit for the NewGen Product segment decreased $0.8 million to $0.3 million compared with the corresponding 2015 period.  Gross margin was 10.0% of net sales for the current period, versus 23.6% in the previous period as margins were negatively impacted by higher than normal returned goods associated with the trade adjusting levels to meet reduced market demand in traditional retail and a write-off of obsolete inventory.  Trade return rates moderated in both May and June.

Wexler noted, “It’s no news that the vapor category has proven difficult for most all entrants.  Importantly, however, with an estimated six million vapor users, the market is similarly sized to the profitable and growing MST category.  While we are concentrating our primary energies behind our tobacco products, and realizing strong results, we will continue to seek out NewGen opportunities and further explore go-to-market strategies for the vapor and accessory shops.  We remain positive about the long-term potential for NewGen.”

Other Performance Measures

Consolidated SG&A expenses for the 2016 quarter were $14.1 million against $14.9 million in 2015’s second quarter, down 5.2% from the year ago quarter.  Second quarter 2016 SG&A spending against non-recurring strategic initiatives was $2.2 million less than the prior year’s quarter, while non-recurring launch costs were also less than a year ago by $0.9 million.  The second quarter of 2016 included $0.6 million in non-recurring compensation costs in connection with the IPO and $0.1 million in recurring public company costs.  We continue to invest and strengthen both our sales and regulatory infrastructures to facilitate future growth.

Interest expense for the three months ended June 30, 2016 was $6.9 million, $1.7 million or 19.8% lower than the year ago period.  This decrease is primarily a result of lower average debt level during the quarter because of the reduction of $95.1 million in debt from the IPO and related transactions.  The retirement of this high cost debt is expected to save the company over $12 million in interest expense on an annualized basis. Income tax expense for the quarter was $0.6 million reflecting primarily state taxes. NOLs available to offset taxes amounted to $46.4 million at June 30, 2016.  In addition to our NOLs, the company has other tax attributes related to the conversion of certain debt that occurred in connection with the IPO which the company may use to reduce future cash income tax expense.

Second quarter 2016 net income was $0.8 million after a $2.8 million loss on extinguishment of debt versus a loss of $1.4 million in the second quarter of 2015.  Second quarter 2016 Adjusted EBITDA was $12.8 million versus $11.3 million in 2015 (see Schedule A).

“We are pleased with this quarter’s performance,” Wexler said.  “The net sales gain of 7.5% and gross profit increase of 10% is highly encouraging.  Looking forward, some planned product introductions have been slowed for a variety of reasons, including the focus on the Stoker’s MST retail expansion, the continued rollout of Rillo’s and the introduction of Primal Cones.  As a result, these additional introductions will not have a material impact on 2016. Over the long term, the company will continue to create value by building out its infrastructure and product portfolio through expanding the sales force, introducing new products and exploring accretive acquisitions,” he said.

Initial Public Offering (“IPO”)

In its IPO, the Company sold 6,210,000 shares of voting common stock, including shares sold pursuant to the underwriters’ option to purchase 810,000 shares, at a price of $10.00 per share.  The gross proceeds totaled $62.1 million. The IPO proceeds were used to retire $34.0 million of PIK Toggle Notes, redeem $20.0 million of borrowings outstanding under its second lien term notes, to purchase and retire warrants and options issued by one of its subsidiaries, and to pay fees and expenses related to the IPO.

In addition, concurrently with the IPO, the Company exchanged 1,289,819 shares of voting common stock to repurchase all of its outstanding 7% Senior Notes and exchanged 3,168,438 shares of voting common stock to redeem all of the remaining outstanding PIK Toggle Notes not repurchased for cash with the IPO proceeds.

The company’s Net Debt for the quarter ending June 30, 2016 was $204.1 million, compared to $301.6 million as of March 31, 2016, a reduction of $97.5 million.  Net Debt at June 30, 2016 to the rolling twelve month Adjusted EBITDA for the period was 4.0x (see Schedule B).

At June 30, 2016, there were 17.9 million common shares outstanding.  The IPO was completed midway through the second quarter, and the full impact of the shares issued in connection with the IPO will not be fully recognized until the third quarter.  Weighted average fully diluted shares for the three months ended June 30, 2016 were 16.9 million, and will increase to approximately 19.6 million.

Earnings conference call

A conference call with the investment community to review Turning Point Brands’ financial results has been scheduled for 10 a.m. Thursday, August 11, 2016.  Investment community participants should dial in 15 minutes ahead of time using the toll free number 866-807-9684 (International participants should call 412-317-5415).  A live webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA and Net Debt.  A reconciliation of these non-GAAP financial measures accompany this release.

About Turning Point Brands, Inc.

Louisville, KY based Turning Point Brands, Inc. (NYSE:TPB) is a leading U.S. provider of Other Tobacco Products (“OTP”).  Through widely recognized brands such as Zig-Zag®, Beech-Nut® and Stoker’s®, the company markets smokeless products (chewing tobacco and moist snuff), smoking products (premium cigarette papers and cigar products), new generation electronic products (e-cigarettes, vaporizers and E-Liquids), and new generation non-nicotine, non-tobacco products sold through the Primal™ brand.  More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible significant increases in tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;

•	intense competition and our ability to compete effectively;
•	significant potential product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	our amount of indebtedness;
•	the terms of our credit facilities may restrict our current and future operations;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	concentration of business with large customers;
•	failure to manage our growth;
•	fluctuations in our month-to-month results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	failure to comply with certain regulations; and
•	departure of key management personnel or our inability to attract and retain talent.

Contacts:

Investment Community

Mark A. Stegeman
Senior Vice President, Chief Financial Officer
ir@tpbi.com
(502) 774-9238

Media

Terry McWilliams
President, Mozaic Investor Relations
ir@tpbi.com
(502) 774-9238

Financial statements follow:

Turning Point Brands, Inc.
Consolidated Statements of Operations
(dollars in thousands except share data)
 (unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015
Net sales	$51,581	$47,999
Cost of sales	26,707	25,388
Gross profit	24,874	22,611
Selling, general and administrative expenses	14,098	14,875
Operating income	10,776	7,736
Interest expense and financing costs	6,876	8,574
Investment income	(332)	-
Loss on extinguishment of debt	2,824	-
Income (loss) before income taxes	1,408	(838)
Income tax expense	609	583
Net income (loss)	$799	$(1,421)

Basic earnings per common share:
Net income	$0.05	$(0.20)
Diluted earnings per common share:
Net income	$0.05	$(0.20)
Weighted average common shares outstanding:
Basic - inclusive of voting and non-voting shares	15,274,446	7,198,337
Diluted - inclusive of voting and non-voting shares	16,877,291	7,198,337

Supplemental Information:

Excise Tax Expense	$5,280	$5,065

FDA Fees	$83	$72

Turning Point Brands, Inc.
Consolidated Statements of Income
(dollars in thousands except share data)
 (unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Net sales	$101,447	$99,085
Cost of sales	51,926	51,819
Gross profit	49,521	47,266
Selling, general and administrative expenses	27,836	27,546
Operating income	21,685	19,720
Interest expense and financing costs	15,338	17,056
Investment income	(332)	-
Loss on extinguishment of debt	2,824	-
Income before income taxes	3,855	2,664
Income tax expense	822	658
Net income	$3,033	$2,006

Basic earnings per common share:
Net income	$0.24	$0.28
Diluted earnings per common share:
Net income	$0.22	$0.24
Weighted average common shares outstanding:
Basic - inclusive of voting and non-voting shares	12,476,719	7,197,928
Diluted - inclusive of voting and non-voting shares	13,924,626	8,334,137

Supplemental Information:

Excise Tax Expense	$10,546	$10,321

FDA Fees	$168	$152

Turning Point Brands, Inc.
Consolidated Balance Sheets
(dollars in thousands except share data) (unaudited)

ASSETS	June 30, 2016	December 31, 2015
Current assets:
Cash	$3,612	$4,835
Accounts receivable, net of allowances of $29 in 2016 and $137 in 2015	5,209	3,940
Inventories	51,756	44,339
Other current assets	9,895	10,838
Total current assets	70,472	63,952
Property, plant and equipment, net	5,876	5,603
Deferred financing costs, net	174	208
Goodwill	128,697	128,697
Other intangible assets, net	8,553	8,553
Master Settlement Agreement - escrow deposits	31,904	31,842
Other assets	701	3,608
Total assets	$246,377	$242,463

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,321	$4,087
Accrued expenses	9,564	11,053
Accrued interest expense	629	4,329
First lien term loan	1,650	1,650
Revolving credit facility	6,621	18
Other current liabilities	295	-
Total current liabilities	24,080	21,137
Notes payable and long-term debt	199,435	290,772
Deferred income taxes	7,063	7,013
Postretirement benefits	4,607	4,666
Pension benefits	372	487
Total liabilities	235,557	324,075

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued shares -0-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued shares, 2016 17,901,164 and 2015 6,259,480	179	63
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued shares, 2016 0 and 2015 938,857	-	9
Additional paid-in capital	104,759	12,628
Accumulated other comprehensive loss	(3,266)	(3,512)
Accumulated deficit	(90,852)	(90,800)
Total stockholders' equity (deficit)	10,820	(81,612)
Total liabilities and stockholders' equity (deficit)	$246,377	$242,463

Turning Point Brands, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net income	$3,033	$2,006
Adjustments to reconcile net income to net cash used in operating activities:
Loss on extinguishment of debt	2,824	-
Gain on sale of fixed assets	-	(1)
Depreciation expense	586	519
Amortization of deferred financing costs	719	724
Amortization of original issue discount	459	524
Interest incurred but not paid on PIK Toggle Notes	3,422	3,963
Interest incurred but not paid on 7% Senior Notes	329	426
Interest paid on PIK Toggle Notes	(9,893)	-
Deferred income taxes	50	(9)
Stock compensation expense	25	92
Restricted stock compensation expense	8	-
Member unit compensation expense	13	57
Changes in operating assets and liabilities:
Accounts receivable	(1,269)	(1,010)
Inventories	(7,417)	(3,962)
Other current assets	943	(4,815)
Other assets	(62)	(87)
Accounts payable	1,234	2,355
Accrued pension liabilities	131	82
Accrued postretirement liabilities	(59)	(63)
Accrued expenses and other	(4,188)	(2,256)
Net cash used in operating activities	(9,112)	(1,455)

Cash flows from investing activities:
Capital expenditures	(859)	(641)
Proceeds from sale of fixed assets	-	2
Note receivable	-	(430)
Net cash used in investing activities	(859)	(1,069)

Turning Point Brands, Inc.
Consolidated Statements of Cash Flows (Cont.)
(dollars in thousands)
(unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Cash flows from financing activities:
Proceeds from revolving credit facility	6,603	213
Payment of financing costs	(200)	-
Payment of first lien term loan	(3,563)	(825)
Payment of second lien term loan	(20,000)	-
Payment of PIK Toggle Notes	(24,107)	-
Redemption of Intrepid options	(661)	-
Redemption of Intrepid warrants	(5,500)	-
Stock option exercised	8	-
Proceeds from issuance of stock	56,168	1
Net cash provided by (used in) financing activities	8,748	(611)

Net decrease in cash	(1,223)	(3,135)
Cash, beginning of period	4,835	8,467
Cash, end of period	$3,612	$5,332

Supplemental schedule of noncash financing activities:
Issuance of restricted stock	$279	$-
Conversion of PIK Toggle Notes to equity	$29,014	$-
Conversion of 7% Senior Notes to equity	$10,074	$-
Accrued expenses incurred for issuance of stock	$423	$-
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$24,032	$11,585
Cash paid during the period for income taxes, net	$673	$668

Schedule A

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA and Adjusted EBITDA.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA is used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA and Adjusted EBITDA are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before depreciation and amortization, interest expense and provision for income taxes.  We define “Adjusted EBITDA” as net income before depreciation and amortization, interest expense, provision for income taxes, loss on extinguishment of debt, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  Adjusted EBITDA excludes significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.  The table below provides a reconciliation between net income and Adjusted EBITDA for the three and six months ended June 30, 2016 and 2015.

Schedule A (cont.)

Turning Point Brands, Inc.
Reconciliation of GAAP to Adjusted EBITDA
(dollars in thousands) (unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015
Net income (loss)	$799	$(1,421)
Add:
Interest expense	6,876	8,574
Depreciation expense	293	267
Income tax expense	609	583
EBITDA	$8,577	$8,003
Components of Adjusted EBITDA
LIFO adjustment (a)	264	51
Pension/postretirement expense (b)	119	92
Non-cash stock options, restricted stock and incentives expense	24	74
Foreign exchange hedging (c)	56	(215)
Loss on extinguishment of debt (d)	2,824	-
Warehouse reconfiguation (e)	-	-
Strategic initiatives (f)	30	2,231
Launch costs (g)	326	1,091
IPO related compensation costs (h)	605	-
Adjusted EBITDA	$12,825	$11,327

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(d)	Represents the non-cash loss due to the write-off of accrued interest expense.
(e)	Represents the one-time relocation of finished product for improved logistical services.
(f)	Represents the fees incurred for the study of strategic initatives.
(g)	Represents product launch costs of our new product lines.
(h)	Represents non-recurring compensation expenses incurred coincident with the May IPO.

Schedule A (cont.)

Turning Point Brands, Inc.
Reconciliation of GAAP to Adjusted EBITDA
(dollars in thousands) (unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
Net income (loss)	$3,033	$2,006
Add:
Interest expense	15,338	17,056
Depreciation expense	586	518
Income tax expense	822	658
EBITDA	$19,779	$20,238
Components of Adjusted EBITDA
LIFO adjustment (a)	572	482
Pension/postretirement expense (b)	236	186
Non-cash stock options, restricted stock and incentives expense	46	149
Foreign exchange hedging (c)	35	24
Loss on extinguishment of debt (d)	2,824	-
Warehouse reconfiguation (e)	-	375
Strategic initiatives (f)	462	2,601
Launch costs (g)	718	1,182
IPO related compensation costs (h)	605	-
Adjusted EBITDA	$25,277	$25,237

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(d)	Represents the non-cash loss due to the write-off of accrued interest expense.
(e)	Represents the one-time relocation of finished product for improved logistical services.
(f)	Represents the fees incurred for the study of strategic initatives.
(g)	Represents product launch costs of our new product lines.
(h)	Represents non-recurring compensation expenses incurred coincident with the May IPO.

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in million) (unaudited)

June 30, 2016

Cash	$3.6

Total Debt	$207.7

Net Debt	$204.1

Turning Point Brands, Inc.
Reconciliation of GAAP to Adjusted EBITDA
July 1, 2015 - June 30, 2016

	3rd Quarter 2015	4th Quarter 2015	1st Quarter 2016	2nd Quarter 2016	Rolling 12 Months

Net Income (Loss)	$4,770	$2,373	$2,234	$799	$10,176
Add:
Interest Expense	8,676	8,552	8,462	6,876	32,566
Depreciation	266	275	293	293	1,127
Income tax expense	76	344	213	609	1,242

EBITDA	$13,788	$11,544	$11,202	$8,577	$45,111
Components of Adjusted EBITDA
LIFO adjustment	125	(663)	308	264	34
Pension/Postretirement expense	93	62	117	119	391
Non-cash stock option and incentives expense	62	23	22	24	131
Foreign exchange hedging (gain) loss	(24)	(35)	(21)	56	(24)
Loss on extinguishment of debt	-	-	-	2,824	2,824
Strategic Initiatives	(376)	35	432	30	121
Launch Costs	516	217	392	326	1,451
IPO related compensation costs	-	-	-	605	605
Adjusted EBITDA	$14,184	$11,183	$12,452	$12,825	$50,644

Net Debt / 12 months ended June 30, 2016 rolling Adjusted EBITDA					4.0	x